Exhibit 10.1

March 29, 2020

Mr. Scott L. Mathis

Gaucho Group Holdings, Inc.

135 Fifth Ave., 10th Floor

New York, NY 10010

Re: Employee Retention Bonus Agreement

Dear Scott:

As I hope you know, Gaucho Group Holdings, Inc. (“GGH” or the “Company”) greatly values the efforts you have made in the past on behalf of the Company. We consider your continued service and dedication to GGH essential to our future, and to incentivize you further to remain employed with GGH and to continue doing the great job you have been doing, we are pleased to offer you a “Retention Bonus.”

In recognition of your continued service with GGH from the date of this letter and for an additional three (3) years thereafter (referred to as the “Retention Period”), we are offering you a Retention Bonus as described in more detail below and in the accompanying Schedule A. As you know, GGH’s liquid (cash) assets are deployed for building and developing corporate assets, so we are offering you the opportunity to obtain ownership of one of the lots owned by the Company at Algodon Wine Estates (“AWE”) in San Rafael, Mendoza, Argentina.

The specific lot which you will have the opportunity to acquire (your “AWE Lot”) was previously designated, and as you know you have been building a house on that property with your personal funds.

You will be eligible to receive this Retention Bonus if all of the following eligibility criteria are satisfied:

●	Your performance has been satisfactory, as determined in the sole discretion of the Company’s Board of Directors, from the date of this letter through the end of the Retention Period; and

●	You are actively employed by GGH on the last day of the Retention Period.

Notwithstanding the foregoing, you will be eligible to receive a pro-rata portion of the Retention Bonus if your employment by GGH is terminated prior to the last day of the Retention Period. This is explained in Schedule A.

Upon establishing ownership of your AWE Lot at the time the property is deeded to you, the value of that lot (less any amount paid to acquire the lot, as explained in Schedule A) would be treated as taxable U.S. compensation, and you will be responsible for all federal and state income tax owed on that compensation. A Form W-2 or 1099 would be issued for the year in which your AWE Lot is deeded to you.

This letter agreement is intended to comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and shall be construed and administered in accordance with Section 409A.

GAUCHO GROUP HOLDINGS, INC. GROUP (OTCQB:VINO)

135 FIFTH AVENUE, FLOOR 10, NEW YORK, NY 10010

(toll free) 866.960.7700 (main) 212.739.7700 (fax) 212.655.0140 | www.gauchobuenosaires.com

This letter agreement and Schedule A attached hereto contain all of the understandings and representations between GGH and you relating to the Retention Bonus and supersedes all prior and contemporaneous understandings, discussions, agreements, representations, and warranties, both written and oral, with respect to the Retention Bonus. This letter agreement may not be amended or modified unless in writing signed by both you and an authorized representative of the Company’s Board of Directors.

This letter agreement and all related documents, including Schedule A, and all matters arising out of or relating to this letter agreement, whether sounding in contract, tort, or statute are governed by, and construed in accordance with, the law of the State of New York, without giving effect to the conflict of laws provisions thereof to the extent such principles or rules would require or permit the application of the laws of any jurisdiction other than those of the State of New York.

Please sign and date this letter agreement and return the signed copy to the Company’s Chief Financial Officer within fifteen (15) days of the date of this letter.

We very much look forward to your continued employment with GGH.

Very truly yours,

GAUCHO GROUP HOLDINGS, INC.

By:	/s/Steven Moel
Steven Moel, Director, on behalf of the Board of Directors

AGREED TO AND ACCEPTED:

/s/Scott L. Mathis
SCOTT L. MATHIS

SCHEDULE A

Employee Name:	Scott Mathis		(the “Employee”)

Retention Bonus Grant Date:	March 29, 2020		(the “Grant Date”)

Algodon Wine Estates Lot Number:	D11		(the “AWE Lot”)

AWE Lot Fair Market Value:	U.S. $ 115,000	[1]	(the “Purchase Price”)

Vesting Schedule:	On the third anniversary of the Grant Date, which is the end of the Retention Period, Employee shall be fully vested in the AWE Lot.

If employment with Algodon should terminate prior to the end of the Retention Period for any reason, Employee will have the right to the following: (a) if employment ends on or after the first anniversary of the Grant Date, Employee can purchase the AWE Lot for 67% of the Purchase Price; and (b) if employment ends on or after the second anniversary of the Grant Date, Employee can purchase the AWE Lot for 33% of the Purchase Price.

Employee shall have the right to accept his or her vested interest for 100%, 67% or 33% of the AWE Lot for a period of sixty (60) days after the interest in the AWE Lot vests (the “Vesting Date”). Employee can decline to accept the benefit provided hereby for any reason.

Deeding requirement:	Before ownership of the AWE Lot can be transferred to Employee, the Company must be legally permitted to issue a deed for the property. In the event a deed for the AWE Lot is not issuable as of the Vesting Date, Employee’s right to ownership shall be delayed without penalty or additional cost until such time as the AWE Lot may be legally deeded.

In the unlikely event that the Company cannot for any reason deliver a deed for the AWE Lot within 24 months after the Vesting Date (e.g., project abandonment, governmental limitations, Act of God), the Company shall provide to Employee a different lot located at AWE that is substantially equivalent in value and which, to the extent practicable, has qualities and attributes (such as location and view) which are similar to those of the AWE Lot.

In light of the foregoing limitations, conditions and potential delays, and to the extent legally permissible, Employee’s acceptance of the benefit provided hereunder shall not be deemed to constitute or generate taxable compensation until such time that the AWE Lot (or a mutually agreed upon replacement) is deeded to Employee.

Closing Fees:	The usual and customary closing fees associated with the sale of a lot at AWE shall be allocated between the Company and Employee in the same manner as that used in arms’ length transactions with unaffiliated lot purchasers.

1 Fair Market Value is determined as of Grant Date

Property Expenses and Real Estate Taxes:	All fees and expenses, including maintenance fees generally charged to owners of lots at AWE, and any local real estate taxes, shall remain the responsibility of the Company until the date that the deed for the AWE Lot is transferred to Employee.

After transfer of the Deed, Employee shall be responsible for payment of (a) all maintenance fees charged by AWE, subject to the following paragraph, and (b) all property taxes assessed by the local municipalities or other Argentine tax authorities.

Notwithstanding the foregoing, for a period of seven (7) years following transfer of the deed, maintenance fees assessed by AWE shall be capped at US $100 per month. At the end of the seven year period, the amount of maintenance fees shall be calculated in accordance with the Company’s standard policies and practices used to calculate the fees charged to arms’ length lot purchasers, subject to a lifetime maximum of $250 per month.

The $250/month limitation is based on the fact that the Company recognizes that 100% of the construction cost of the house located on the AWE Lot and all of its landscaping has been paid for to date entirely by Employee for the benefit of AWE marketing efforts, and that the house being built on the AWE Lot has been used as a model home for the benefit of AWE and will continue to be used as a model home for AWE. This has allowed AWE to show the home to other prospective buyers, show the quality of the construction, induce others to purchase, and help others visualize the “Algodon Lifestyle” and its potential.